EXHIBIT INDEX

Exhibit No.   Description
-----------   --------------------------------------------------------
99.1          Press release of General Communication, Inc., Inc. dated
              July 22, 2003.

                                                                    Exhibit 99.1


July 22, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                    GCI ANNOUNCES SECOND QUARTER 2003 RESULTS

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today announced its results for the second quarter of 2003. For the second quarter of 2003, the company expects net income will total $4.8 million or $0.08 per share on a diluted basis. The expected second quarter 2003 net income compares to a net loss of $1.1 million or $(0.03) per share for the second quarter of 2002. For the six months ended June 30, 2003, GCI expects to report net income of $7.4 million or $0.11 per share on a diluted basis, after the cumulative effect of a change in accounting principle of $0.5 million or $(0.01) per share on a diluted basis, net of income tax benefit. GCI recorded net income of $1.1 million or $0.00 per share on a diluted basis for the six months ending June 30, 2002.

         Revenues are expected to total $95.9 million for the second quarter of 2003, an increase of 3.5 percent as compared to $92.7 million in the second quarter of 2002. Earnings before interest, taxes, depreciation, amortization, and accretion (EBITDA) is expected to increase to $30.8 million for the second quarter of 2003, an increase of $12.1 million or 64.7 percent when compared to second quarter 2002 EBITDA of $18.7 million. EBITDA for the second quarter of 2002 included a charge of $9.7 million increasing the company's reserve for bad debts due to the WorldCom bankruptcy. The expected EBITDA for the second quarter of 2003 includes a net $861,000 non-recurring refund from an intrastate access cost pool that previously overcharged the company for access services. Revenues for the second quarter increased sequentially 3.3 percent to $95.9 million as compared to revenues of $92.8 million in the first quarter of 2003. GCI's second quarter EBITDA of $30.8 million compares to EBITDA of $28.9 million in the first quarter of 2003. GCI's second quarter 2003 revenues of $95.9 million and EBITDA of $30.8 million exceeded guidance for revenues of approximately $92 million to $95 million and EBITDA in excess of $28.9 million, respectively.

         "We are pleased with our results for the first half of 2003," said Ron Duncan, GCI president. "Our revenue and customer counts continue to grow and the events associated with the WorldCom bankruptcy are largely behind us. As expected, EBITDA exceeded the first quarter and we remain on target to meet our EBITDA guidance for the year. During the quarter we were pleased to announce that we will be enhancing the quality of our Alaska network with the construction of geographically diverse undersea fiber route which will provide restoration capability, additional capacity and increased reliability for our government and commercial customers and for all Alaskans who use GCI's long distance, Internet and other services."

          The company's local services business added 2,900 access lines during the second quarter and now serves 101,900 local lines, an estimated 21 percent share of the total access line market in Alaska. GCI's statewide dial-up
Internet
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platform decreased 1,300 customers to 70,300 customers during the second quarter as more customers continue to migrate to cable modems. More than 40,500 Internet customers are using GCI cable modem service, an increase of 1,900 over the first quarter of 2003. GCI cable television services now pass 200,405 homes and serve 137,230 basic subscribers. Basic subscribers increased sequentially by 947 subscribers from the first quarter of 2003. Digital subscribers increased sequentially by 500 when compared to the first quarter of 2003. GCI serves
30,700 digital customers in Anchorage, Fairbanks, Juneau and Kenai.

         Further detailed results and financial tables for the second quarter of 2003 will be released on July 30, 2003. GCI will also hold an institutional investor and analyst conference call on July 31, 2003 at 2 p.m. Eastern time. To access the briefing on July 31, dial 877-709-5341 (international callers should dial 630-395-0019) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions.

         The foregoing contains forward-looking statements regarding the company's expected results which are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

         Based on revenues, GCI is the largest Alaska-based and operated integrated telecommunications provider. The company provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.
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Non-GAAP Financial Reconciliation Schedule
(Amounts in Millions)

                                                                      Three Months Ended
                                                     June 30, 2003      June 30, 2002      March 31, 2003
                                                    ----------------    ---------------    ----------------
   EBITDA (Note 1)                                 $      30.8               18.7                28.9
   Depreciation, amortization and accretion
    expense                                               12.8               13.9                13.5
                                                    ----------------    ---------------    ----------------
         Operating income                                 18.0                4.8                15.4
                                                    ----------------    ---------------    ----------------

   Other income (expense):
       Interest expense                                   (9.1)              (6.2)               (9.2)
       Deferred loan and senior notes fee
       expense                                            (0.6)              (0.4)               (1.1)
       Interest income                                     0.1                0.1                 0.2
                                                    ----------------    ---------------    ----------------
         Other expense, net                               (9.6)              (6.5)              (10.1)
                                                    ----------------    ---------------    ----------------

         Net income (loss) before income
           taxes and cumulative effect of a
           change in accounting principle                  8.4               (1.7)                5.3
   Income tax (expense) benefit                           (3.6)               0.6                (2.2)
                                                    ----------------    ---------------    ----------------
         Net income (loss) before cumulative
           effect of a change in accounting
           principle                                       4.8               (1.1)                3.1

   Cumulative effect of a change in
    accounting principle, net of income tax
    benefit of $0.4                                        ---                ---                (0.5)
                                                    ----------------    ---------------    ----------------
           Net income (loss)                       $       4.8               (1.1)                2.6
                                                    ================    ===============    ================

(Amounts in Millions)

                                                              Six Months Ended
                                                      June 30, 2003      June 30, 2002
                                                    ----------------    ---------------
   EBITDA (Note 1)                                 $       59.7               43.8
   Depreciation, amortization and accretion
    expense                                                26.3               27.9
                                                    ----------------    ---------------
         Operating income                                  33.4               15.9
                                                    ----------------    ---------------

   Other income (expense):
       Interest expense                                   (18.3)             (12.8)
       Deferred loan and senior notes fee
       expense                                             (1.7)              (1.1)
       Interest income                                      0.3                0.2
                                                    ----------------    ---------------
         Other expense, net                               (19.7)             (13.7)
                                                    ----------------    ---------------
         Net income before income taxes and
           cumulative effect of a change in
           accounting principle                            13.7                2.2

   Income tax expense                                      (5.8)              (1.1)
                                                    ----------------    ---------------
         Net income before cumulative effect
           of a change in accounting principle              7.9                1.1

   Cumulative effect of a change in accounting
    principle, net of income tax benefit of
    $0.4                                                  (0.05)               ---
                                                    ----------------    ---------------
           Net income                              $        7.4                1.1
                                                    ================    ===============

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income (Loss), Net Other Expense, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of Net Income (Loss), Operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principals (GAAP.) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.